EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire announces European filings of SPD476 (mesalazine) for treatment of ulcerative colitis

Philadelphia, US and Basingstoke, UK – February 3, 2006 -- Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that it has submitted Marketing Authorization Applications to European Regulatory Agencies for SPD476, an investigational compound being studied for the induction and maintenance of clinical and endoscopic remission in patients with active mild-to-moderate ulcerative colitis. If approved, SPD476 would offer a once-daily mesalazine treatment for active mild to moderate ulcerative colitis.

“The European submissions for SPD476 represent the achievement of another important milestone for Shire,” said Shire Chief Executive Matthew Emmens. “Currently there is no once-daily oral treatment for ulcerative colitis so we look forward to offering patients the efficacy and convenience of SPD476.”

Last year the mesalazine market segment for ulcerative colitis, in which SPD476 will compete, was worth around $1.6 billion.

As previously announced, Shire submitted a New Drug Application for SPD476 to the U.S. Food & Drug Administration in December 2005. Shire also recently filed a New Drug Submission for SPD476 with Health Canada.

SPD476 is the only ulcerative colitis treatment that utilizes novel MMX Multi Matrix SystemTM (MMX) drug delivery technology to provide delayed and extended release of mesalazine throughout the colon. Shire has licensed from Giuliani S.p.A. the exclusive rights to develop and commercialize SPD476 in the US, Canada, Europe (excluding Italy) and the Pacific Rim. Giuliani S.p.A. retains the development and commercialization rights to SPD476 in Italy. MMX was developed by Cosmo S.p.A.

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For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+ 44 1256 894 160
	Brian Piper (North America)	+ 1 484 595 8252
Media	Jessica Mann (Rest of the World)	+ 44 1256 894 280
	Matthew Cabrey (North America)	+ 1 484 595 8248

Registered in England 2883758 Registered Office as above

Notes to editors

SPD476

SPD476 is a novel, high-dose 5-aminosalicylic acid (5-ASA; mesalazine) in a delayed and extended release formulation (MMX) being studied for the induction and maintenance of remission of active, mild-to-moderate ulcerative colitis. The most common adverse events reported in SPD476 Phase III studies were flatulence, nausea or headaches, which were not dose related and occurred in less than 3% of patients receiving SPD476.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results. Shire’s strategy is to develop and market products for specialty physicians. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Giuliani S.p.A.

Giuliani S.p.A., founded in 1889, is a privately owned specialty pharmaceutical company with Headquarters in Milan, Italy. It develops new products with high unmet medical need and substantial market opportunity. It is focused on developing and marketing products for the treatment and management of gastrointestinal (ulcerative colitis and Crohn’s disease), metabolic (food intolerance) and dermatological (hair loss) disorders.

Cosmo S.p.A.

The formulation for SPD476 was developed by Cosmo SpA. Cosmo also owns the drug delivery and process patents covering this compound. Cosmo SpA is an R&D based pharmaceutical company. Its R&D covers advanced drug delivery with applications in gastro intestinal disorders, new chemical entities and biotechnology. In addition, it manufactures pharmaceuticals and offers development services to other pharmaceutical companies. Cosmo is based in Lainate (Milan), Italy, where its production plant and principal R&D laboratories are situated. Its biotechnology R&D is located in La Jolla, California, USA.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forwarding-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire plc's results could be materially affected. The risks and uncertainties include, but are not limited to; risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire plc's Attention Deficit and Hyperactivity Disorder ("ADHD") franchise; patents, including but not limited to, legal challenges relating to Shire plc's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of DAYTRANATM

(MTS/METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), ELAPRASE TM (idursulfase) (Hunter syndrome) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire plc's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire plc's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the US Securities and Exchange Commission, including Shire Pharmaceuticals Group plc's Annual Report on Form 10-K for the year ended December 31, 2004.

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